Exhibit 99.1

November 30, 2016

COMPANY CONTACT:
FutureFuel Corp.
Paul M. Flynn
(314) 854-8385 www.futurefuelcorporation.com

FutureFuel Corp. Declares 2016 Special Dividend and Quarterly Dividend Program for 2017

CLAYTON, Mo. (November 30, 2016) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it had declared a special cash dividend of U.S. $2.29 per share on its common stock, with a record date of December 16, 2016 and a payment date of January 13, 2017.

Additionally, it announced that it had declared for calendar year 2017 normal quarterly dividends of U.S. $0.06 per share, with record dates of March 1, 2017, June 1, 2017, September 1, 2017, and December 1, 2017, and payment dates of March 15, 2017, June 15, 2017, September 15, 2017, and December 15, 2017, respectively.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel’s chemicals segment manufactures specialty chemicals for specific customers (“custom manufacturing”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes a laundry detergent additive, proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel’s performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

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